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                                                                     EXHIBIT 5.2

                  [LANE POWELL SPEARS LUBERSKY LLP LETTERHEAD]





                               December ___, 1997

Cullyspring Water Co., Inc.
One Landmark Square
Stamford, Connecticut 06901


Ladies and Gentlemen:

         We refer to the offer of Sparkling Spring Water Group Limited (the "Issuer") and Cullyspring Water Co., Inc. (the "Guarantor") to exchange $1,000, aggregate principal amount of 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (the "Exchange Notes") (together with the related guarantee of the Guarantor), for each $1,000 aggregate principal of the outstanding unregistered 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (together with the related guarantee of the Guarantor), which Exchange Notes (and the related guarantee of the Guarantor) are the subject of the Registration Statement on Form F-4, to which this opinion is an Exhibit, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement").

         In connection herewith, we have examined the Indenture, dated as of November 19, 1997 among the Issuer, the Guarantor and Bankers Trust Company as trustee the ("Indenture"), and the Exchange Notes (and the related guarantee of the Guarantor included therewith) (the Indenture, the Exchange Notes and the related guarantee of the Exchange Notes of the Guarantor are collectively referred to herein as the "Documents"), together with such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have not participated in the preparation of the Registration Statement, and express no opinion as to the quality of the disclosures contained therein, or to the compliance by the Issuer and the Guarantor with any federal or state securities laws.

         On the basis of the foregoing examination, we advise you that, upon the
(i) Registration Statement becoming effective under the Act, and (ii) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, in our opinion the guarantee of the Exchange Notes by the Guarantor will have been duly authorized by the Guarantor.
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         The foregoing opinion is limited to the laws of the State of
Washington.

         We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

                                            Very truly yours,



                                            /s/ LANE POWELL SPEARS LUBERSKY LLP